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                                   EXHIBIT 11

                                 FTD CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                                          Three Months             Six Months
                                                                                            Ended                     Ended
                                                                                          December 31,             December 31,
                                                                                    ---------------------     ---------------------
                                                                                      1998          1997        1998         1997
                                                                                    --------      -------     --------      -------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE*:

Net earnings (loss) applicable to common stock before extraordinary item            $  1,636      ($1,308)    $    791      ($1,128)

Extraordinary item                                                                    (3,714)        (835)      (3,714)        (835)
                                                                                    --------      -------     --------      -------

Net loss                                                                             ($2,078)     ($2,143)     ($2,923)     ($1,963)
                                                                                    ========      =======     ========      =======

Weighted average number of common shares outstanding                                  15,367       15,239       15,366       15,250

Common stock equivalents due to dilutive affect
of stock options and warrants                                                            147            0          147            0
                                                                                    --------      -------     --------      -------

Total weighted average number of common shares and equivalents outstanding            15,514       15,239       15,513       15,250

Income (loss) before extraordinary item                                             $   0.11       ($0.09)    $   0.05      ($ 0.08)

Extraordinary item                                                                   ($ 0.24)      ($0.05)     ($ 0.24)     ($ 0.05)
                                                                                    --------      -------     --------      -------

Basic and diluted loss per share                                                     ($ 0.13)      ($0.14)     ($ 0.19)     ($ 0.13)
                                                                                    ========      =======     ========      =======

* Basic and diluted earnings (loss) per share is shown as one amount due to the immaterial effect of dilutive common stock equivalents in the calculation of diluted earnings per share.